Fresh Del Monte Produce Inc. Announces $150 Million Share Repurchase Program and Increases Quarterly Dividend as Part of Its Capital Allocation Strategy

CORAL GABLES, Fla.—(BUSINESS WIRE)—February 24, 2025—Fresh Del Monte Produce Inc. (NYSE: FDP) (the “Company”) today announced that its Board of Directors (the “Board”) has approved a $150 million share repurchase program, reinforcing its balanced capital allocation strategy. Additionally, the Board has announced an increase in the quarterly dividend from $0.25 to $0.30. The next quarterly dividend will be paid on March 28, 2025, to shareholders of record on March 10, 2025.

"This repurchase authorization is part of our broader capital allocation framework, which prioritizes investing in strategic growth opportunities, maintaining a strong balance sheet, and returning capital to shareholders through dividends and share repurchases," said Mohammad Abu-Ghazaleh, Chairman and CEO of Fresh Del Monte Produce.

The new plan has no time deadline and will continue until otherwise modified or terminated by the Company’s Board at any time in its sole discretion. Share repurchases may be made from time to time and the actual amount repurchased will depend on a variety of factors including stock price, market conditions, regulatory and legal requirements, cash flow and liquidity needs and other factors. Ordinary Shares may be repurchased through open market repurchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, in privately negotiated transactions and or in such other manner as will comply with the terms of applicable federal and state securities laws and regulations. Repurchases will be funded from cash on hand, cash flow from operations and availability under the Company's revolving credit facility. All Ordinary Shares repurchased will be retired.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods Corporation II Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN® brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024 Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts and typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “feel,” “intend,” “plan,” “predict,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Forward-looking statements in this press release include statements regarding (1) the Company new broader capital allocation framework and (2) its intent to effect stock repurchases. These forward-looking statements reflect our current views about future events and involve estimates and assumptions which may be affected by risks and uncertainties in our business, as well as other external factors, which could cause future results to materially differ from those expressed or implied in any forward-looking statement. With respect to the Company’s capital allocation priorities and repurchases under the Company’s stock repurchase programs, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, (i) general macroeconomic, industry and company financial conditions that could cause the Board to change priorities within its capital allocation framework or the timing and amount of stock repurchases, (ii) the market price of the Company’s common stock, prevailing from time to time, (iii) the nature of other investment opportunities presented to the Company from time to time, (iv) the Company’s cash flows from operations, (v) compliance with debt covenants and (vi) availability and cost of credit.

For information, contact:

Christine Cannella
Vice President Investor Relations
ccannella@freshdelmonte.com

Source: Fresh Del Monte Produce Inc.